AMENDED SCHEDULE A

dated September 28, 2020

to the

EXPENSE LIMITATION AGREEMENT

dated June 26, 2019, between

RIMROCK FUNDS TRUST

and

RIMROCK CAPITAL MANAGEMENT, LLC

Schedule A of the Expense Limitation Agreement dated June 26, 2019 between Rimrock Funds Trust and Rimrock Capital Management, LLC shall be replaced with the following Schedule:

Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Rimrock Core Bond Fund	0.65%	September 28, 2021[1]
Rimrock Emerging Markets Corporate Credit Fund	0.70%	September 28, 2021

1 Revised from June 30, 2021 initial term end date previously disclosed.

ACKNOWLEDGED AND ACCEPTED BY:

RIMROCK FUNDS TRUST

By: /s/Scott Dubchansky
Name: Scott Dubchansky
Title: Chairman

RIMROCK CAPITAL MANAGEMENT, LLC
By: /s/Steve Foulke
Name: Steve Foulke
Title: Managing Director